EXHIBIT 99.1

Liberty Global Announces Letter of Intent
to Sell its Belgium Cable Operation to Telenet
Denver, Colorado — November 29, 2006: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that it has entered into a non-binding letter of intent with Telenet Group Holding N.V. (“Telenet”) (Euronext Brussels: TNET), the largest cable operator in Belgium, to sell 100% of its Belgium cable business, UPC Belgium N.V. (“UPC Belgium”). Liberty Global will sell UPC Belgium for approximately €187 million (approximately US$ 246 million) in cash, assuming zero net debt at closing. This represents a multiple of approximately 10x operating cash flow, as customarily defined by Liberty Global and excluding central and corporate allocations from Liberty Global’s UPC Broadband Division. As announced on November 13, 2006, Liberty Global has a 28.07% controlling interest in Telenet, based upon Telenet’s outstanding shares at October 13, 2006. Accordingly, Liberty Global, through its controlling interest in Telenet, will continue to consolidate UPC Belgium.
Among other things, the closing of the transaction is subject to Telenet Board approval, negotiation of definitive documents, completion of due diligence, all of which are expected to be completed in Q4 2006.
Morgan Stanley acted as financial advisor to Liberty Global.
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice and Internet-access services to connect its customers to the world of entertainment, communications and information. As of September 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries, principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to consummate the sale of UPC Belgium. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447